Exhibit 5.1

OPINION OF ANDREW BONZANI, ESQ.

December 21, 2015

The Interpublic Group of Companies, Inc.

909 Third Avenue

New York, NY 10021

Ladies & Gentlemen:

This opinion is being furnished to you in connection with a Registration Statement on Form S-8 (the “Registration Statement”) being filed on the date hereof by The Interpublic Group of Companies, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering for sale under The Interpublic Group of Companies, Inc. Employee Stock Purchase Plan (2016) (the “Plan”) a total of 10,000,000 shares of the Company’s common stock, par value $0.10 per share (the “Shares”).

For purposes of this opinion, I have examined copies of the Registration Statement and the exhibits thereto. I also have examined and relied upon such documents as I have deemed necessary in order to render this opinion, including:

(i)	the Company’s Restated Certificate of Incorporation;

(ii)	the Company’s By-laws, as amended and restated though October 2013;

(iii)	certain resolutions adopted by the Board of Directors of the Company on December 10, 2015; and

(iv)	a copy of the Plan.

In examining the foregoing documents, I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic, that all copies of documents submitted to me conform to the originals and that the representations and statements included therein are accurate.

Based on the foregoing, I am of the opinion, as of the date hereof, that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I am a member of the bar of the State of New York. I do not express any opinion herein on any laws other than the Delaware General Corporation Law, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Andrew Bonzani
Andrew Bonzani
Senior Vice President, General Counsel and Secretary